
PART I.  FINANCIAL INFORMATION

           GREIF BROS. CORPORATION AND SUBSIDIARY COMPANIES

                   CONSOLIDATED STATEMENTS OF INCOME

           (Dollars in thousands, except per share amounts)
     For the three months ended January 31,      1997        1996
Net sales                                     $152,370    $159,743
Other income:
  Interest and other                             2,467         855
  Gain on timber sales                           1,539       1,891

                                               156,376     162,489

Costs and expenses (including depreciation of
   $7,594 in 1997 and $6,523 in 1996):
  Cost of products sold                        131,329     127,434
  Selling, general and administrative           17,212      17,285
  Interest                                         750         244

                                               149,291     144,963


Income before income taxes                       7,085      17,526
Taxes on income                                  2,600       6,700

Net income                                    $  4,485    $ 10,826


Net income per share (based on the average number of shares outstanding during the period):

     Based on the assumption that earnings were allocated to Class A and Class B Common Stock to the extent that dividends were actually paid for the year and the remainder were allocated as they would be received by shareholders in the event of liquidation, that is, equally to Class A and Class B shares, share and share alike:

   Class A Common Stock                          $0.14       $0.41
   Class B Common Stock                          $0.25       $0.52


     Due to the special characteristics of the Company's two classes of stock (see Note 1), earnings per share can be calculated upon the basis of varying assumptions, none of which, in the opinion of management, would be free from the claim that it fails fully and accurately to represent the true interest of the shareholders of each class of stock and in the retained earnings.

See accompanying Notes to Consolidated Financial Statements.
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

           GREIF BROS. CORPORATION AND SUBSIDIARY COMPANIES

                    CONSOLIDATED BALANCE SHEETS

                      (Dollars in thousands)

   ASSETS
                                             January 31,  October 31,
                                                1997        1996
CURRENT ASSETS
  Cash and cash equivalents                   $ 22,048    $ 26,560
  Canadian government securities                19,273      19,479
  Trade accounts receivable--less allowance
   of $836 for doubtful items ($826 in 1996)    70,500      73,987
  Inventories                                   50,148      49,290
  Prepaid expenses and other                    15,944      16,131

          Total current assets                 177,913     185,447

LONG TERM ASSETS
  Cash surrender value of life insurance         3,020       2,982
  Goodwill--less amortization                   12,198       4,617
  Other long term assets                         7,333       7,116

                                                22,551      14,715

PROPERTIES, PLANTS AND EQUIPMENT--at cost
  Timber properties--less depletion              6,159       6,112
  Land                                          10,950      10,771
  Buildings                                    127,631     125,132
  Machinery, equipment, etc.                   389,846     385,834
  Construction in progress                      44,471      33,450
  Less accumulated depreciation               (256,147)   (249,123)

                                               322,910     312,176

                                              $523,374    $512,338

 LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable                            $  25,085   $  31,609
 Current portion of long term obligations       16,357       2,455
 Accrued payrolls and employee benefits          6,434       8,989
 Accrued taxes--general                          1,346       1,949
 Taxes on income                                 5,244       5,678

             Total current liabilities          54,466      50,680

LONG TERM OBLIGATIONS                           32,153      22,748

OTHER LONG TERM LIABILITIES                     14,505      15,406

DEFERRED INCOME TAXES                           24,194      22,872

             Total long term liabilities        70,852      61,026

SHAREHOLDERS' EQUITY (Note 1)
 Capital stock, without par value                9,034       9,034
  Class A Common Stock:
    Authorized 32,000,000 shares;
      issued 21,140,960 shares;
      outstanding 10,873,172 shares
  Class B Common Stock:
    Authorized and issued 17,280,000 shares;
      outstanding 12,001,793 shares


  Treasury Stock, at cost                      (41,867)    (41,867)
    Class A Common Stock: 10,267,788 shares
    Class B Common Stock:  5,278,207 shares


 Retained earnings                             434,347     436,672

 Cumulative translation adjustment              (3,458)     (3,207)

                                               398,056     400,632

                                              $523,374    $512,338

See accompanying Notes to Consolidated Financial Statements.
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

           GREIF BROS. CORPORATION AND SUBSIDIARY COMPANIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS

                        (Dollars in thousands)
      For the three months ended January 31,               1997       1996
Cash flows from operating activities:

 Net income                                              $ 4,485     $10,826
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation, depletion and amortization                7,986       6,523
   Deferred income taxes                                   1,325       1,612
 Increase (decrease) in cash from changes in certain
  assets and liabilities, net of effects from acquisitions:
   Trade accounts receivable                               5,233       8,075
   Inventories                                              (576)      5,820
   Prepaid expenses and other                                253         413
   Other long term assets                                   (255)        221
   Accounts payable                                       (6,621)    (13,926)
   Accrued payrolls and employee benefits                 (2,659)       (973)
   Accrued taxes - general                                  (611)       (503)
   Taxes on income                                          (451)      3,673
   Other long term liabilities                              (901)        368

  Net cash provided by operating activities                7,208      22,129

Cash flows from investing activities:
  Acquisitions of companies, net of cash acquired            134         -0-
  Disposals (purchases) of investments in government
   securities                                                206         724
  Purchases of properties, plants and equipment          (15,354)    (12,375)

Net cash used by investing activities                    (15,014)    (11,651)

Cash flows from financing activities:

   Proceeds (payments) on long term debt                  10,307         (71)
   Dividends paid                                         (6,810)     (6,810)

Net cash used by financing activities                      3,497      (6,881)

Foreign currency translation adjustment                     (203)       (788)

Net (decrease) increase in cash and cash equivalents      (4,512)      2,809
Cash and cash equivalents at beginning of period          26,560      31,612

Cash and cash equivalents at end of period               $22,048     $34,421

See accompanying Notes to Consolidated Financial Statements.
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